Exhibit 4.2

VIAMET PHARMACEUTICALS CORP.

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (the “Agreement”) is entered into as of this             day of             2016, by and among Viamet Pharmaceuticals Corp. (f/k/a Viamet Pharmaceuticals Holdings, LLC), a Delaware corporation (the “Company”), the holders of the Company’s Series 1 Preferred Shares (the “Series 1 Shares”), Series 2 Preferred Shares (the “Series 2 Shares”), Series A Preferred Shares (the “Series A Shares”), Series B Preferred Shares (the “Series B Shares”), Series C1 Preferred Shares (the “Series C1 Shares”), Series C2 Preferred Shares (the “Series C2 Shares”) and Series D Preferred Shares (the “Series D Shares” and, together with the Series 1 Shares, the Series 2 Shares, the Series A Shares, the Series B Shares, the Series C1 Shares and the Series C2 Shares, the “Preferred Shares”) listed on Exhibit A attached hereto (collectively, the “Investors”).

RECITAL

WHEREAS, in connection with the conversion of the Company from a Delaware limited liability company to a Delaware corporation, the Investors and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issuable to the Investors.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements, covenants and conditions contained herein, the Company and the Investors agree as follows:

SECTION 1.

DEFINITIONS

For purposes of this Agreement:

1.1 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any current or former limited partner, general partner, managing member, manager, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.2 “Board” means the Board of Directors of the Company.

1.3 “Common Stock” means shares of the Company’s common stock, par value $0.001 per share.

1.4 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.5 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.6 “Holder” (collectively, “Holders”) means each Investor and any transferee, as permitted by Section 3.7 hereof, holding Registrable Securities, securities exercisable for or convertible into Registrable Securities or securities exercisable for securities convertible into Registrable Securities.

1.7 “Initiating Holders” means any Holder or Holders of at least 50% of the Registrable Securities then outstanding and not registered at the time of any request for registration made pursuant to Section 3.1 of this Agreement.

1.8 “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.9 “One Percent Shareholder” means a shareholder of the Company who holds at least 1% of the outstanding Common Stock of the Company (assuming conversion of all outstanding preferred securities of the Company).

1.10 “Person” means an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity.

1.11 “Register”, “registered” and “registration” refer to a registration effected by filing with the SEC a registration statement (a “Registration Statement”) in compliance with the Securities Act, and the declaration or ordering by the SEC of the effectiveness of such Registration Statement.

1.12 “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Shares; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof; and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 3.7, and excluding for purposes of Section 3 any shares for which registration rights have terminated pursuant to Section 3.13 of this Agreement.

1.13 “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.14 “SEC” means the Securities and Exchange Commission.

1.15 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.16 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.17 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.18 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Holders’ counsel borne and paid by the Company as provided in Section 3.3.

SECTION 2.

RESTRICTIONS ON TRANSFER

2.1. Restrictive Legend. Each certificate or instrument representing (a) the Preferred Shares, (b) the Common Stock issued upon conversion of the Preferred Shares, and (c) any other securities issued in respect of such Preferred Shares or such Common Stock upon any share split, share dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 2.2 below) be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws).

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

Each Investor consents to the Company’s making a notation on its records and giving instructions to any transfer agent of the Preferred Shares or the Common Stock in order to implement the restrictions on transfer established in this Section 2. Such legend shall be removed by the Company from any certificate or instrument at such time as the holder of the shares represented by the certificate or instrument satisfies the requirements of Rule 144(b)(1) under the Securities Act, provided that Rule 144(b)(1) as then in effect does not differ substantially from Rule 144(b)(1) as in effect as of the date of this Agreement, and provided further that the Company has received from the Holder a written representation that (a) such Investor is not an affiliate of the Company and has not been an affiliate during the preceding three months, (b) such Investor has beneficially owned the shares represented by the certificate or instrument for a period of at least one year, (c) such Investor otherwise satisfies the requirements of Rule 144(b)(1) as then in effect with respect to such shares, and (d) such Investor will submit the certificate or instrument for any such shares to the Company for reapplication of the legend at such time as the holder becomes an affiliate of the Company or otherwise ceases to satisfy the requirements of Rule 144(b)(1) as then in effect.

2.2. Notice of Proposed Transfers. The holder of each certificate or instrument representing Preferred Shares or Registrable Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.2. Prior to any proposed transfer, sale, assignment or pledge of any Common Stock or Preferred Shares, unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to the Company of such holder’s intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall be accompanied at such holder’s expense by a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company addressed to the Company, to the effect that the proposed transfer of the Common Stock and Preferred Shares may be effected without registration under the Securities Act. Each certificate or instrument evidencing the Common Stock and Preferred Shares transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.1 above, except that such certificate or instrument shall not bear such restrictive legend if in the opinion of counsel for such holder and the Company such legend is not required in order to establish compliance with any provisions of the Securities Act. Notwithstanding the foregoing, no such opinion of counsel shall be necessary for a transfer by a Holder to an Affiliate of such Holder, provided that in each case the transferee will be subject to the terms of this Agreement to the same extent as if he or she were an original Holder hereunder.

SECTION 3.

REGISTRATION RIGHTS

The Company hereby grants to each of the Holders the registration rights set forth in this Section 3 with respect to the Registrable Securities owned by such Holders. The Company and the Holders agree that the registration rights provided herein set forth the sole and entire agreement, and supersede any prior agreement, between the Company and the Holders with respect to registration rights for the Company’s securities.

3.1. Demand Registration.

(a) Demand for Registration. If the Company shall receive from Initiating Holders a written demand that the Company effect any registration (a “Demand Registration”) of at least 50% of the Registrable Securities then outstanding (other than a registration on Form S-3 or any related form of registration statement, such a request being provided for under Section 3.8 hereof), the Company will:

(i) promptly (but in any event within 10 days) give written notice of the proposed registration to all other Holders; and

(ii) use its best efforts to effect such registration as soon as practicable and in a manner that will permit or facilitate the sale and distribution of all or such portion of such Initiating Holders’ Registrable Securities as are specified in such demand, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such demand as are specified in a written demand received by the Company within 15 days after such written notice is given, provided that the Company shall not be obligated to take any action to effect any such registration pursuant to this Section 3.1:

(A) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(B) after the Company has effected two (2) such registrations pursuant to this Section 3.1, and the sales of the shares of Common Stock under such registrations have closed;

(C) if the Company shall furnish to such Holders a certificate signed by the President of the Company, stating that in the good faith judgment of the Board it would be seriously detrimental to the Company and its shareholders for such Registration Statement to be filed at the date filing would be required, in which case the Company shall have an additional period or periods of not more than 90 days within which to file such Registration Statement; provided, however, that the Company shall not use this right to delay the filing for more than 90 days in the aggregate in any 12-month period; or

(D) prior to the earlier of: (1) the second anniversary hereof, or (2) the date six (6) months after the effective date of the Company’s IPO.

(b) Underwriting. If reasonably required to maintain an orderly market in the Common Stock, the Holders shall distribute the Registrable Securities covered by their demand by means of an underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their demand by means of an underwriting, they shall so advise the Company as part of their demand made pursuant to this Section 3.1, including the identity of the managing underwriter, and the Company shall include such information in the written notice referred to in Section 3.1(a)(i). In such event, the right of any Holder to registration pursuant to this Section 3.1 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.

The Company shall, together with all Holders of Registrable Securities proposing to distribute their securities through such underwriting, enter into an underwriting agreement in customary form with the underwriter or underwriters selected by a majority-in-interest of the Initiating Holders and reasonably satisfactory to the Company. Notwithstanding any other provision of this Section 3.1, if the underwriter shall advise the Company that marketing factors (including, without limitation, an adverse effect on the per share offering price) require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities that have requested to participate in such offering, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated pro rata among such Holders thereof in proportion, as nearly as practicable, to the amounts of Registrable Securities held by such Holders at the time of filing the Registration Statement. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration.

If any Holder disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holders. The Registrable Securities so withdrawn shall also be withdrawn from registration.

If the underwriter has not limited the number of Registrable Securities to be underwritten, the Company may include securities for its own account (or for the account of other securityholders) in such registration if the underwriter so agrees and if the number of Registrable Securities would not thereby be limited.

3.2. Piggyback Registration.

(a) Company Registration. If at any time or from time to time the Company shall determine to register any of its securities, either for its own account or for the account of securityholders, other than a registration relating solely to employee benefit plans, a registration on Form S-4 relating solely to an SEC Rule 145 transaction or a registration pursuant to Section 3.1 or 3.8 hereof, the Company will:

(i) promptly (but in any event within 10 days) give to each Holder written notice thereof; and

(ii) include in such registration (and any related qualification under state securities laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within 15 days after receipt of such written notice from the Company, by any Holder or Holders, except as set forth in Section 3.2(b) below.

Such Registrable Securities shall only be included to the extent that inclusion will not diminish the number of securities included by the Company, subject to the limitation on exclusion set forth in Section 3.2(b) below.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 3.2(a)(i). In such event the right of any Holder to registration pursuant to this Section 3.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.

All Holders proposing to distribute their Registrable Securities through such underwriting shall, together with the Company and the other parties distributing their securities through such underwriting, enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 3.2, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may limit the number of Registrable Securities to be included in the registration and underwriting, or may exclude

Registrable Securities entirely from such registration and underwriting subject to the terms of this Section 3.2. The Company shall so advise all holders of the Company’s securities that would otherwise be registered and underwritten pursuant hereto, and the number of shares of such securities, including Registrable Securities, that may be included in the registration and underwriting shall be allocated in the following manner: (i) first, shares, other than Registrable Securities and other securities that have contractual rights with respect to registration similar to those provided for in this Section 3.2, requested to be included in such registration by shareholders shall be excluded, and (ii) second, if a limitation on the number of shares still is required, securities other than Registrable Securities that have contractual rights with respect to registration shall be excluded, and (iii) third, if a limitation on the number of shares is still required, the number of Registrable Securities that may be included shall be allocated among the Holders thereof in proportion, as nearly as practicable, to the amounts of Registrable Securities held by each such Holder at the time of filing the Registration Statement; provided, however, that the aggregate value of securities (including Registrable Securities) to be included in such registration by the Holders may not be so reduced to less than 25% of the total value of all securities included in such registration except in the Company’s IPO. For purposes of any such underwriter cutback, all Registrable Securities and other securities held by any Holder that is a partnership, limited liability company or corporation shall also include any Registrable Securities held by the partners, retired partners, members, shareholders or affiliated entities of such holder, or the estates and family members of any such partners, retired partners, members and any trusts for the benefit of any of the foregoing persons, and such Holder and other persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling Holder,” as defined in this sentence. No securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. Except as specifically set forth herein, nothing in this Section 3.2(b) is intended to diminish the number of securities to be included by the Company in the underwriting.

If any Holder disapproves of the terms of the underwriting, it may elect to withdraw therefrom by written notice to the Company and the underwriter. The Registrable Securities so withdrawn shall also be withdrawn from registration.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

3.3. Expenses of Registration. All expenses incurred in connection with all registrations effected pursuant to Sections 3.1, 3.2 and 3.8, including without limitation all registration, filing and qualification fees (including state securities law fees and expenses), printing expenses, escrow fees, fees and disbursements of counsel for the Company (and, if the participating Holders request representation by a separate special counsel for the participating Holders, the reasonable fees and disbursements of one such counsel), and expenses of any special audits incidental to or required by such registration shall be borne by the Company; provided, however, that the Company shall not be required to pay Selling Expenses relating to Registrable Securities; and provided, further, that the Company shall not be required to pay for any expenses of any registration pursuant to Section 3.8 if the Company has effected two (2) registrations pursuant to Section 3.8 in the preceding twelve (12) months and paid the expenses thereof, in which event the Holders of Registrable Securities to be registered shall bear all such expenses pro rata on the basis of Registrable Securities to be registered. Notwithstanding anything to the contrary above, the Company shall not be required to pay for any expenses of any registration proceeding under Section 3.1 if the registration request is subsequently withdrawn at the request of the Holders of the Registrable Securities to have been registered, in which event the Holders of Registrable Securities to have been registered shall bear all such expenses pro rata on the basis of the Registrable Securities to have been registered. Notwithstanding the preceding sentence, however, if at the time of the withdrawal, the Holders have learned of a materially adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request, then the Holders shall not be required to pay any of said expenses and shall retain their rights pursuant to Section 3.1.

3.4. Obligations of the Company. Whenever required under this Section 3 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its diligent efforts to cause such Registration Statement to become effective, and keep such Registration Statement effective for the lesser of 90 days or until the Holder or Holders have completed the distribution relating thereto;

(b) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement for the period set forth in paragraph (a) above;

(c) furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use its reasonable efforts to register or otherwise qualify the securities covered by such Registration Statement under such other securities laws of such states and other jurisdictions as shall be reasonably requested by the Holders or the managing underwriter, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(f) notify each Holder of Registrable Securities covered by such Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) use its reasonable efforts to list the Registrable Securities covered by such Registration Statement with any securities exchange on which the Common Stock of the Company are then listed;

(h) make available for inspection by each Holder including Registrable Securities in such registration, any underwriter participating in any distribution pursuant to such registration, and any attorney, accountant or other agent retained by such Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company as such parties may reasonably request, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such Registration Statement;

(i) cooperate with Holders including Registrable Securities in such registration and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates or instruments representing Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such Holders or the managing underwriters may request at least two (2) business days prior to any sale of Registrable Securities; and

(j) permit any Holder which Holder, in the sole and exclusive judgment, exercised in good faith, of such Holder, might be deemed to be a controlling person of the Company, to participate in good faith in the preparation of such Registration Statement and to require the insertion therein of material, furnished to the Company in writing, that in the reasonable judgment of such Holder and its counsel should be included.

3.5. Indemnification.

(a) The Company will, and does hereby undertake to, indemnify and hold harmless each Holder of Registrable Securities, each of such Holder’s officers, directors, managers, partners, members and agents, and each person controlling such Holder, with respect to any registration, qualification or compliance effected pursuant to this Section 3, and each underwriter, if any, and each person who controls any underwriter, of the Registrable Securities held by or issuable to such Holder, against all claims, losses, damages and liabilities (or actions in respect thereto) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other similar document (including any related Registration Statement, notification, or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, (ii) any violation or alleged violation by the Company of any federal, state or common law rule or regulation applicable to the Company in connection with any such registration, qualification or compliance, or (iii) any failure to register or qualify Registrable Securities in any state where the Company or its agents have affirmatively undertaken or agreed in writing that the Company (the undertaking of any underwriter chosen by the Company being attributed to the Company) will undertake such registration or qualification on behalf of the Holders of such Registrable Securities (provided that in such instance the Company shall not be so liable if it has undertaken its best efforts to so register or qualify such Registrable Securities) and will reimburse, as incurred, each such Holder, each such underwriter and each such director, manager, officer, partner, member agent and controlling person, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission made in conformity with written information furnished to the Company by an instrument duly executed by such Holder or underwriter and stated to be specifically for use therein.

(b) Each Holder will, and if Registrable Securities held by or issuable to such Holder are included in any registration, qualification or compliance effected pursuant to this Section 3, does hereby undertake to indemnify and hold harmless the Company, each of its directors and officers, and each person controlling the Company, each underwriter, if any, and each person who controls any underwriter, of the Company’s securities covered by such a Registration Statement, and each other Holder, each of such other Holder’s officers, directors, managers, partners, members and agents and each person controlling such other Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made; and will reimburse, as incurred, the Company, each such underwriter, each such other Holder, and each such director, officer, manager, partner, member and controlling person of the foregoing, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in such Registration Statement, prospectus, offering circular or other document, in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein; provided, however, that the liability of each Holder hereunder (unless such Holder’s liability hereunder is based upon such Holder’s willful misconduct as determined by the nonappealable final decision of a court) shall be limited to the proportion of any such claim, loss, damage or liability that is equal to the proportion that the public offering price of the shares sold by such Holder under such Registration Statement bears to the total public offering price of all securities sold thereunder, but in any event not to exceed the net proceeds received by such Holder from the sale of securities under such Registration Statement. It is understood and agreed that the indemnification obligations of each Holder pursuant to any underwriting agreement entered into in connection with any Registration Statement shall be limited to the obligations contained in this Section 3.5(b).

(c) Each party entitled to indemnification under this Section 3.5 (the “Indemnified Party”) shall give notice to the party required to provide such indemnification (the “Indemnifying Party”) of any claim as to which indemnification may be sought promptly after such Indemnified Party has actual knowledge thereof, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be subject to approval by the Indemnified Party (whose approval shall not be unreasonably withheld) and the Indemnified Party may participate in such defense at the Indemnifying Party’s expense if representation of such Indemnified Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 3, except to the extent that such failure to give notice shall materially adversely affect the Indemnifying Party in the defense of any such claim or any such litigation. An Indemnifying Party, in the defense of any such claim or litigation, may, without the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that includes as an unconditional term thereof the giving by the claimant or plaintiff therein, to such Indemnified Party, of a release from all liability with respect to such claim or litigation.

(d) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 3.5 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 3.5 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such Holder or any such controlling person in circumstances for which indemnification is provided under this Section 3.5; then, and in each such case, the Company and such Holder will contribute to the aggregate claims, losses, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of the securities offered by such Holder pursuant to the Registration Statement bears to the public offering price of all securities offered by such Registration Statement, and the Company will be responsible for the remaining portion (without prejudice as to the Company’s right to contributions from any other responsible parties); provided, however, that, in any case, (A) no such Holder will be required to contribute any amount in excess of the public offering price of all securities offered by it pursuant to such Registration Statement, after deduction of underwriting discounts and commissions (unless such Holder’s liability hereunder is based upon such Holder’s willful misconduct as determined by the nonappealable final decision of a court); and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) The indemnities provided in this Section 3.5 shall survive the transfer of any Registrable Securities by such Holder.

3.6. Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 3.

3.7. Transfer and Assignment of Rights. The rights contained in Section 3 hereof may be assigned or otherwise conveyed to transferees or assignees of Registrable Securities, who shall be considered a “Holder” for purposes hereof, provided that (i) such transfer is effected in compliance with Section 2.2 hereof, (ii) such transferee (A) is a current or retired principal, manager or officer of the transferor of such Registrable Securities or (B) acquires at least 100,000 shares of the transferor’s Registrable Securities (as adjusted for splits, dividends, recapitalizations, combinations and other similar events), and (iii) such transferee agrees in writing to be subject to all restrictions set forth in this Agreement. Notwithstanding the provisions of Section 3.7(ii) above, no such restriction shall apply to (x)] transfers made by Astellas Venture Management LLC (“Astellas”) to other entities that control, are controlled by or are under common control with Astellas and (y) transfers made by Novartis Bioventures Ltd. (“Novartis”) to other entities that control, are controlled by or are under common control with Novartis.

3.8. Form S-3. The Company shall use its best efforts to qualify for registration on Form S-3 (or any future form that is substantially equivalent to the current Form S-3) as soon as it is eligible. After the Company has qualified for the use of Form S-3, the Holders of at least twenty percent (20%) of the then-outstanding Registrable Securities shall have the right to request registrations on Form S-3 thereafter under this Section 3.8. The Company shall give notice to all Holders of Registrable Securities of the receipt of a request for registration pursuant to this Section 3.8 and shall provide a reasonable opportunity for other Holders to participate in the registration. Subject to the foregoing, the Company will use its diligent efforts to effect as soon as practicable the registration of all shares of Registrable Securities on Form S-3 to the extent requested by the Holder or Holders thereof for purposes of disposition; provided, however, that the Company shall not be obligated to effect any such registration if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $500,000. Notwithstanding the foregoing, nothing herein shall restrict, prohibit or limit in any way a Holder’s ability to exercise its registration rights under Sections 3.1 or 3.2 hereof. The Company shall have no obligation to take any action to effect any registration pursuant to this Section 3.8 for any of the reasons set forth in Section 3.1(a)(ii)(A) or (C) (which shall be deemed to apply to the obligations under this Section 3.8 with equal force). In addition, any registration pursuant to this Section 3.8 shall be subject to the provisions of Section 3.1(b), which shall be deemed to apply to the obligations under this Section 3.8 with equal force, except that any reference therein to Section 3.1 or a subsection thereof shall, for these purposes only, be deemed to be a reference to this Section 3.8.

3.9. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 3.

3.10. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least a majority of the Registrable Securities then outstanding and not registered, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to (a) require the Company to effect a registration, or (b) include any securities in any registration filed under Section 3.1, 3.2 or 3.8 hereof, unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not diminish the amount of Registrable Securities that are included in such registration.

3.11. Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its diligent efforts to:

(a) make and keep current public information available, within the meaning of SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after it has become subject to the reporting requirements of the Exchange Act;

(b) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act and Exchange Act (after it has become subject to such reporting requirements); and

(c) so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of SEC Rule 144 (at any time commencing 90 days after the effective date of the first registration filed by the Company for an offering of its securities to the general public), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

3.12. “Market Stand-Off” Agreement. Each Holder hereby agrees that during a period, not to exceed 180 days (or, if required by such underwriter, such longer period of time as is necessary to enable such underwriter to issue a research report or make a public appearance that relates to an earnings release or announcement by the Company within 18 days prior to or after the date that is one hundred eighty (180) days after the effective date of the registration statement relating to such offering, but in any event not to exceed two hundred ten (210) days following the effective date of the registration statement relating to such offering), following the effective date of an IPO, it shall not, to the extent requested by the Company and any underwriter, sell, pledge, transfer, make any short sale of, loan, grant any option for the purchase of, or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Common Stock of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that all One Percent Shareholders and all officers and directors of the Company enter into similar agreements. The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 3.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 3.12 or that are necessary to give further effect thereto.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

3.13. Termination of Rights. The rights of any particular Holder under this Section 3 shall terminate as to any Holder on the earlier of (a) the date that is five (5) years after the closing of an IPO, or (b) the date on which such Holder is able to dispose of all of its Registrable Securities in any 90-day period pursuant to SEC Rule 144 (or any similar or analogous rule promulgated under the Securities Act), so long as the Company has completed its IPO and such Holder holds less than one percent (1%) of the Company’s then-outstanding equity securities.

SECTION 4.

MISCELLANEOUS

4.1. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with the laws of the State of Delaware as applied to agreements among Delaware residents made and to be performed entirely within the State of Delaware.

4.2. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

4.3. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

4.4. Severability. Any invalidity, illegality or limitation of the enforceability with respect to any Holder of any one or more of the provisions of this Agreement, or any part thereof, whether arising by reason of the law of any such person’s domicile or otherwise, shall in no way affect or impair the validity, legality or enforceability of this Agreement with respect to any other Holder. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall to the extent practicable be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

4.5. Amendment and Waiver. Except as otherwise expressly provided herein, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) with the written consent of the Company and the Investors, or their transferees, holding at least a majority of the Preferred Shares, voting together as a single group (treated as if converted at the conversion rate then in effect and including, for such purposes, Common Stock into which any Preferred Shares shall have been converted that are held by an Investor); provided that any amendment, termination or waiver to the terms of Section 3 (or a defined term used therein) that occurs after the closing of the IPO shall instead require the written consent of the Company and Investors holding Registrable Securities representing a majority of the voting power of all Registrable Securities then held by all Investors. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion. Notwithstanding the foregoing provision, no such amendment or waiver shall reduce the aforesaid percentage of Preferred Shares and Common Stock issued upon conversion thereof, the holders of which are required to consent to any waiver or supplemental agreement, without the consent of the holders of all of such Preferred Shares and Common Stock. Any amendment or waiver effected in accordance with this Section 4.5 shall be binding upon the Company and each Investor and each transferee of the Registrable Securities. Upon the effectuation of each such amendment or waiver, the Company shall promptly give written notice thereof to the Investors who have not previously consented thereto in writing.

4.6. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Company, the Investors, or any transferees upon any breach, default or noncompliance of the Investors or any transferee or the Company under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of the Company or the Investors of any breach, default or noncompliance under this Agreement or any waiver on the Company’s or the Investors’ part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing and that all remedies, either under this Agreement, by law, or otherwise afforded to the Company and the Investors, shall be cumulative and not alternative.

4.7. Notices, etc. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 4.7. If notice is given to the Company, a copy shall also be sent to WilmerHale, 60 State Street, Boston, MA 02109, Attention: Rosemary G. Reilly.

4.8. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

4.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[The next page is the signature page.]

IN WITNESS WHEREOF, this Registration Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

THE COMPANY:	VIAMET PHARMACEUTICALS CORP.

By:
	Name:	Robert J. Schotzinger, M.D., Ph.D.
	Title:	President and CEO

[Additional Signature Page Follows]

[Signature Page to Registration Rights Agreement]

INVESTORS:                                                                                       [Investor sig. blocks to be added.]

[Additional Signature Page Follows]

[Signature Page to Registration Rights Agreement]

EXHIBIT A

Schedule of Investors

Name and Address of Investor

Malin J1 Limited

2 Harbour Square, Crofton Road

Co. Dublin, Ireland

Intersouth Partners VI, L.P.

406 Blackwell Street, Suite 200

Durham, NC 27701

Facsimile: (919) 493-6649

Attn: Philip Tracy

Hatteras Venture Partners III, LP

280 S. Mangum Street, Suite 350

Durham, NC 27701

Facsimile: (919) 484-0364

Attn: Doug Reed

Hatteras Venture Affiliates III, LP

280 S. Mangum Street, Suite 350

Durham, NC 27701

Facsimile: (919) 484-0364

Attn: Doug Reed

A&B Equity Holdings, LLC

2 N. Riverside Plaza, Suite 1240

Chicago, IL 60606

Headland Ventures, LP

65 Cloudview Road

Sausalito, CA 94965

Attn: Robert M. Smelick

Telephone: (415) 289-2590

Astellas Venture Fund I LP

2882 Sand Hill Road, Suite 460

Menlo Park, CA 94025-7057

Attn: Shinya Yano

Telephone: (650) 926-0732

Novartis Bioventures Ltd.

131 Front Street

Hamilton HM-12,

Bermuda

Attn: Deputy Chairman

Tel: +(441) 296-8025

Fax: +(441) 296-5083

With a copy to:

Lauren Silverman

Novartis Option Fund

Five Cambridge Center

Cambridge, MA 02142

Lilly Ventures Fund I, LLC

115 West Washington Street, Suite 1680

Indianapolis, IN 46204

Facsimile: (317) 651-4461

Attn: Ed Torres